Filed pursuant to Rule 433
March 8, 2006

Relating to
Final Pricing Supplement No. 34 dated March 7, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Pricing Sheet – March 8, 2006

PLUSSM due March 16, 2007
Mandatorily Exchangeable for an Amount Payable in U.S. Dollars Based on
the Performance of the European Union Euro/U.S. Dollar Exchange Rate

Offering Price	$1,000 per PLUS
Aggregate Principal Amount:	$5,393,000. We may increase the aggregate principal amount of the PLUS prior to the original issue date but are not required to do so.
Pricing Date:	March 7, 2006
Original Issue Date (Settlement):	March 16, 2006
Maturity:	March 16, 2007
Coupon:	None
Payment at Maturity:	If final exchange rate > initial exchange rate, then $1,000 + ($1,000 * exchange rate percent increase * 180%)
If final exchange rate < or = initial exchange rate, then $1,000 * (final exchange rate / initial exchange rate)
Maximum Payment at Maturity:	$1,160 per PLUS (116% of the Issue Price)
Initial Exchange Rate:	1.18855
Denominations:	$1,000 and integral multiples thereof
CUSIP:	61747Y220
Issuer Ratings:	Aa3 / A+
Agent:	Morgan Stanley & Co. Incorporated
Price to Public:	Per PLUS: 100% Total: $5,393,000
Agent’s Commission:	Per PLUS: $7.50 Total: $40,447.50
Proceeds to Company:	Per PLUS: $992.50 Total: $5,352,552.50

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Preliminary Pricing Supplement No. 34, dated March 7, 2006
Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006